Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OUTLOOK THERAPEUTICS, INC.

(a Delaware corporation)

Outlook Therapeutics, Inc. (the “Company”), a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	Upon the effectiveness of this Certificate of Amendment pursuant to the DGCL, Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of Article IV:

2.	“C. Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time, the “Effective Time”), every eight (8) shares of Common Stock outstanding immediately prior to the Effective Time (such shares, the “Old Common Stock”) shall automatically without further action on the part of the Company be combined into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional shares described below. From and after the Effective Time, certificates representing the Old Common Stock shall, without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. There shall be no fractional shares issued. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by eight (8), will be entitled to receive cash in lieu of fractional shares at the value thereof on the date of the Effective Time as determined by the Board of Directors.”

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed and acknowledged by its duly appointed officer as of this 15th day of March, 2019.

By:    /s/ Lawrence A. Kenyon

Name: Lawrence A. Kenyon

Title: Chief Executive Officer and Chief Financial Officer